Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
FIRST QUARTER 2010
FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, May 3, 2010 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the three months ended March 31, 2010.

Financial Results for the Three Months Ended March 31, 2010

Comstock reported net income of $7.3 million or 16¢ per diluted share for the first quarter of 2010 as compared to 2009's first quarter net loss of $5.7 million or 12¢ per share.  The improved profits for the first quarter of 2010 as compared to the net loss in the first quarter of 2009 are primarily attributable to higher natural gas production and increased oil and natural gas prices.

Comstock's production in the first quarter of 2010 grew 34% to 18.8 billion cubic feet of natural gas equivalent ("Bcfe") as compared to 14.1 Bcfe produced in the first quarter of 2009.  Production in the first quarter averaged 209 million cubic feet of natural gas equivalent ("MMcfe") per day.  The increase in production is primarily attributable to Comstock's successful Haynesville shale drilling program.  Production from Haynesville shale wells comprised 93 MMcfe per day (44%) of the Company's total production in the first quarter of 2010, as compared to only 6 MMcfe per day (4%) during the first quarter of 2009.  The Company's realized oil prices improved by 91% to $67.08 per barrel in the first quarter of 2010 from $35.03 per barrel in the first quarter of 2009, while natural gas prices increased 55¢ per Mcf or 12% to $5.30 per Mcf in the first quarter of 2010 as compared to $4.75 per Mcf in the first quarter of 2009.

The higher sales volumes, combined with the higher oil and natural gas prices, resulted in sales increasing by 55% to $106.1 million in the first quarter of 2010 as compared to 2009's first quarter sales of $68.4 million.  Comstock generated $71.7 million in operating cash flow (before changes in working capital accounts) in the first quarter of 2010 as compared to 2009's first quarter operating cash flow of $44.8 million.  EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses, was $80.3 million in 2010's first quarter as compared to 2009's first quarter EBITDAX of $45.3 million.

2010 Drilling Results
In the first quarter of 2010, Comstock drilled 14 wells (9.9 net), nine of which have been successfully completed as producing wells.  The remaining five wells are scheduled for completion during May, 2010.

In the East Texas/North Louisiana region, Comstock drilled 13 wells (9.4 net) in the first quarter.   Twelve of the wells are Haynesville shale wells.  Six of the operated Haynesville shale wells drilled in 2010 have been completed and had an average initial production rate of 14.0 MMcfe per day.

In the South Toledo Bend field in Sabine Parish, Louisiana, Comstock drilled the Sustainable Forest 3#1H well to the upper section of the Haynesville shale or Bossier shale and completed the well with 16 frac stages.  The well's initial production rate was 20 MMcfe per day.  Comstock has a 67% working interest in this well.  In the Logansport field in DeSoto Parish, Louisiana, Comstock completed two successful operated Haynesville shale wells.  The Horn 5 #1H well was drilled to a vertical depth of 11,275 feet with a 4,669 foot lateral.  The well was completed with 18 frac stages and was tested at an initial production rate of 20 MMcfe per day.  Comstock has a 100% working interest in this well.  The Ramsey 4 #1H well was drilled to a vertical depth of 11,426 feet with a 4,616 foot horizontal lateral.  The well was completed with 18 frac stages and was tested at an initial production rate of 15 MMcfe per day.  Comstock has a 100% working interest in this well.  In the North Toledo Bend field in DeSoto Parish, Louisiana, Comstock completed two successful wells.  The BSMC 1 #1H was drilled to a vertical depth of 11,416 feet with a 4,471 foot horizontal lateral.  The well was completed with 12 frac stages and was tested at an initial production rate of 9 MMcfe per day.  Comstock has a 63% working interest in this well.  The BSMC 12 #2H was drilled to a vertical depth of 11,017 feet with a 4,431 foot horizontal lateral.  The well was completed with 12 frac stages and was tested with an initial production rate of 9 MMcfe per day.  Comstock has a 66% working interest in this well.  In the Waskom field in Harrison County, Texas Comstock drilled the Clark H #1H well to a vertical depth of 10,908 feet with a 4,261 foot horizontal lateral.  The well was completed with 18 frac stages and was tested at an initial production rate of 12 MMcfe per day.  Comstock has a 100% working interest in this well.

In addition to its Haynesville shale horizontal drilling program, Comstock has drilled two vertical wells in 2010’s first quarter.  Comstock successfully completed a Cotton Valley well in our Blocker field in East Texas and also completed the Julian Pasture #4 in the Ball Ranch field in South Texas which was tested at an initial production rate of 8 MMcfe per day.

Comstock has planned a conference call for 9:30 a.m. Central Time on Tuesday, May 4, 2010, to discuss the operational and financial results for the first quarter of 2010.  Investors wishing to participate should visit the Company's website at www.comstockresources.com for a live web cast or dial 1-866-202-3109 (international dial-in use 617-213-8844) and provide access code 60429994 when prompted.  If you are unable to participate in the original conference call, a web replay will be available approximately 24 hours following the completion of the call on Comstock's website at www.comstockresources.com.  The web replay will be available for approximately one week.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009

Revenues:
Oil and gas sales	$106,089	$68,351

Operating expenses:
Production taxes	1,675	1,122
Gathering and transportation	4,528	1,244
Lease operating	14,160	14,593
Exploration	1,169	13
Depreciation, depletion and amortization	59,409	47,272
Impairment of oil and gas properties	159	—
General and administrative	9,801	9,819

Total operating expenses	90,901	74,063

Operating income (loss)	15,188	(5,712)

Other income (expenses):
Interest income	139	22
Other income	20	63
Interest expense	(7,844)	(2,162)

Total other income (expenses)	(7,685)	(2,077)

Income (loss) before income taxes	7,503	(7,789)
Benefit from (provision for) income taxes	(161)	2,132
Net income (loss)	$7,342	$(5,657)

Net income (loss) per share:
Basic	$0.16	$(0.12)
Diluted	$0.16	$(0.12)

Weighted average shares outstanding:
Basic	45,408	44,941
Diluted(1)	45,544	44,941

(1) For 2009, basic and diluted shares are the same due to the net loss.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands)

	Three Months Ended March 31,
	2010	2009

OPERATING CASH FLOW:
Net income (loss)	$7,342	$(5,657)
Reconciling items:
Deferred income taxes	(55)	(721)
Depreciation, depletion and amortization	59,409	47,272
Impairment of oil and gas properties	159	—
Debt issuance cost and discount amortization	602	203
Stock-based compensation	4,233	3,667
Operating cash flow	71,690	44,764
Excess tax benefit from stock-based compensation	(1,490)	(679)
(Increase) decrease in accounts receivable	(4,786)	10,185
Decrease in other current assets	45,817	235
Increase (decrease) in accounts payable and accrued expenses	13,505	(14,043)

Net cash provided by operating activities	$124,736	$40,462

EBITDAX:
Income (loss)	$7,342	$(5,657)
Interest expense	7,844	2,162
Income tax expense (benefit)	161	(2,132)
Depreciation, depletion and amortization	59,409	47,272
Impairment of oil and gas properties	159	—
Stock-based compensation	4,233	3,667
Exploration	1,169	13
EBITDAX	$80,317	$45,325

	As of March 31,
	2010	2009

BALANCE SHEET DATA:
Cash and cash equivalents	$122,197	$963
Derivative financial instruments	—	18,369
Income taxes receivable	—	3,328
Marketable securities	94,378	15,351
Other current assets	52,254	57,363
Property and equipment, net	1,610,604	1,494,923
Other	9,136	2,950
Total assets	$1,888,569	$1,593,247

Accounts payable and accrued expenses	$100,288	$96,035
Current deferred income taxes payable	6,029	—
Long-term debt	470,970	265,000
Deferred income taxes	225,481	184,484
Reserve for future abandonment costs	6,716	5,678
Stockholders' equity	1,079,085	1,042,050
Total liabilities and stockholders' equity	$1,888,569	$1,593,247

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Three Months Ended March 31, 2010				For the Three Months Ended March 31, 2009
	East Texas/				East Texas/
	North	South			North	South
	Louisiana	Texas	Other	Total	Louisiana	Texas	Other	Total
Oil production (thousand barrels)	37	42	97	176	63	51	102	216
Gas production (Mmcf)	12,979	4,113	702	17,794	7,179	4,911	703	12,793
Total production (Mmcfe)	13,200	4,367	1,280	18,847	7,555	5,218	1,315	14,088

Oil sales	$2,744	$3,184	$5,845	$11,773	$2,275	$2,079	$3,207	$7,561
Gas sales	66,467	23,725	4,124	94,316	31,318	20,964	2,596	54,878
Gas hedging gains	—	—	—	—	—	5,912	—	5,912
Total gas sales	66,467	23,725	4,124	94,316	31,318	26,876	2,596	60,790
Total oil and gas sales	$69,211	$26,909	$9,969	$106,089	$33,593	$28,955	$5,803	$68,351

Average oil price (per barrel)	$74.75	$75.23	$60.58	$67.08	$36.11	$40.76	$31.44	$35.03
Average gas price (per Mcf)	$5.12	$5.77	$5.87	$5.30	$4.36	$4.27	$3.69	$4.29
Average gas price including hedging (per Mcf)	$5.12	$5.77	$5.87	$5.30	$4.36	$5.47	$3.69	$4.75
Average price (per Mcfe)	$5.24	$6.16	$7.79	$5.63	$4.45	$4.42	$4.41	$4.43
Average price including hedging (per Mcfe)	$5.24	$6.16	$7.79	$5.63	$4.45	$5.55	$4.41	$4.85

Production taxes	$1,116	$82	$477	$1,675	$143	$623	$356	$1,122
Gathering and transportation	$3,660	$773	$95	$4,528	$273	$855	$116	$1,244
Lease operating	$7,948	$3,468	$2,744	$14,160	$7,087	$4,024	$3,482	$14,593
Production taxes (per Mcfe)	$0.08	$0.02	$0.37	$0.09	$0.02	$0.12	$0.27	$0.08
Gathering and transportation (per Mcfe)	$0.28	$0.18	$0.07	$0.24	$0.04	$0.16	$0.09	$0.09
Lease operating (per Mcfe)	$0.60	$0.79	$2.15	$0.75	$0.93	$0.77	$2.65	$1.03

Oil and Gas Capital Expenditures:
Leasehold costs	$9,855	$—	$56	$9,911	$3,401	$271	$—	$3,672
Exploratory drilling	17,031	—	—	17,031	36,467	1,812	—	38,279
Development drilling	63,242	1,594	—	64,836	31,657	18,952	—	50,609
Other development	1,034	629	246	1,909	1,398	2,966	332	4,696
Total	$91,162	$2,223	$302	$93,687	$72,923	$24,001	$332	$97,256